UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 6, 2008

Transcat, Inc.

(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York	14624

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	585-352-7777

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of E. Lee Garelick from the Board of Directors; Proposed Reduction in Board Size
     In a letter dated May 6, 2008, E. Lee Garelick, age 73, informed the Company of his voluntary resignation from the board of directors, effective as of May 6, 2008. Accordingly, Mr. Garelick will not stand for re-election as a director of the Company at the 2008 annual meeting of shareholders when his term of office was scheduled to expire. There were no disagreements between Mr. Garelick and the Company on any matter relating to the Company’s operations, policies or practices that resulted in Mr. Garelick’s decision to resign or the timing of his decision.
     Rather than fill the vacancy created by Mr. Garelick’s resignation, as well as the existing vacancy on the board created by the resignation of the late Cornelius J. Murphy in October 2007, the board of directors has determined that, at this time, it would be in the best interest of the Company and its shareholders to reduce the size of the board from 11 to nine members.
     The Company’s code of regulations (or by-laws) currently provide that the board of directors consist of such number of directors, not less than three nor more than 12, as may be fixed from time to time by a majority vote of the shares present at a meeting of shareholders. Accordingly, shareholders will be asked to approve the board’s decision to fix the number of directors at nine at the 2008 annual meeting.
Carl E. Sassano Retires as an Employee of the Company; Remains as Chairman of the Board
     On May 6, 2008, Carl E. Sassano relinquished his position as Executive Chairman of the Board of the Company, a position he has held since April 10, 2007. Mr. Sassano will remain on the board of directors and will serve as its chairman.
     Mr. Sassano has received a one-time award of $35,000 and will provide consulting services to the Company for which he will receive $700 per month until February 2010. In addition, Mr. Sassano’s Amended and Restated Agreement for Severance Upon Change in Control with the Company dated April 19, 2006 terminated on May 6, 2008.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: May 8, 2008	By:	/s/ John J. Zimmer

John J. Zimmer
Vice President of Finance and Chief Financial Officer